EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 26, 2015, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio - California Series 2015-1 and Closed-End
Strategy: Master Municipal Income Portfolio - New York Series 2015-1 (included in Invesco Unit Trusts, Series 1514) as of February 26, 2015, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-200768) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 26, 2015